Exhibit 99.1

SOUTHERN COPPER CORPORATION

2575 E. Camelback Rd., Suite 500, Phoenix, AZ 85016, U.S.A.
Phone: (602) 977-6595 - Fax: (602) 977-6700

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports

Second Quarter and Six Month 2006 Results

Phoenix, July 26, 2006- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2006 SECOND QUARTER HIGHLIGHTS

•                  Second quarter 2006 net sales increased by $322.6 million compared to the second quarter of 2005 and amounted to $1,276.7 million, an increase of 33.8%.  Cost of sales grew by 26.3%, or $108.7 million, compared to the second quarter of last year.

•                  EBITDA during the second quarter of 2006 rose by $229.0 million to $734.7 million and was equivalent to 57.5% of sales, compared to an EBITDA of $505.7 million, equivalent to 53.0% of sales, in the second quarter of 2005.

•                  Second quarter 2006 net income increased to $439.3 million from $311.9 million in the second quarter of 2005, an increase of 40.8% and amounted to $2.98 per fully diluted share, compared to $2.12 per fully diluted share for the second quarter of 2005.  This increase was due principally to higher copper, silver and zinc prices reduced by lower molybdenum prices.

•                  On May 9, 2006, we issued $400 million 7.5% notes due 2035. These notes are in addition to the $600 million of existing 7.5% notes due 2035 that we issued in July 2005. The notes are Investment Grade rated Baa2 by Moody’s, BBB- by Standard & Poor’s’, and BBB- by Fitch.  Proceeds from the notes will be used to fund our $600 million expansion program, which includes an expansion of productive capacity at the Ilo, Peru smelter and refinery, construction of a new SX/EW plant at Cananea, the initial cost to develop our Tia Maria project and the remaining investment to complete the Ilo smelter modernization.

•                  In June 2006, we distributed a shareholders’ dividend of $2.75 per share.

•                  On July 12, 2006 the Board of Directors authorized a dividend of $2.00 per share to be paid on August 25, 2006 to shareholders of record as of August 2, 2006.

•                  The Company sold its copper production for the second quarter of 2006 in advance, at an average price of $2.90 per pound of copper against an actual market price of $3.16 per pound of copper. As a result of this advance sale, the company recorded a decrease of $92 million on its net sales. The company has sold 50% of its production for the second half of the year at an average price of $3.50, which will allow us to have a high and stable cash flow for the rest of the year.

•                  After giving effect to six months 2006 capital and exploration spending of $239.9 million and a dividend distribution of $809.8 million, net debt (debt minus cash) at June 30, 2006 amounted to $738.9 million compared to $296.1 million at December 31, 2005.

•                  In the six month period, we had operating costs of 130.1 cents per pound of copper sold, compared with 99.0 cents per pound in the six month period of 2005, an increase of 31.4%. This increase results from higher cost of copper concentrates purchased from third parties and higher energy price.

•                  We have restored 50% of the zinc production at the San Luis Potosi zinc refinery in June and expect to restore the remaining 50% by August 2006. During these months we have been selling zinc concentrates in very favorable conditions due to world market conditions.

•                  There has been an illegal work stoppage at La Caridad mine in Sonora, since late last March. Individual work agreements, and the collective union contract, were terminated in compliance with the provisions of the ruling rendered by federal labor authorities. The corresponding settlements are being made according to law. We intend to reopen this mining unit with a structure that would eliminate the obstacles hampering productivity and that would make it possible for us to continue to implement modern mechanisms similar to those in other mines worldwide, thus putting the La Caridad mine in a highly productive environment. We are confident that federal and state authorities will take the corresponding action so that we can reopen the workplace and thus restore jobs and re-establish the local economy in Nacozari, Sonora.

•                  As of July 17, work has resumed at the Cananea mining unit after an illegal work stoppage that lasted four weeks. Operations have been fully re-established and there are good industrial relations between the company and the local labor union, this will allow the consolidation of our future relationship.

	SUMMARY FINANCIAL TABLE
	Second Quarter				Year to Date
	2006	2005	Var.	%	2006	2005	Var.	%
	(in millions, except per share amounts and %s)
Copper sold — pounds	329.1	377.2	(48.1)	(12.8)%	663.1	737.5	(74.4)	(10.1)%

Net sales	$1,276.7	$954.1	$322.6	33.8%	$2,398.0	$1,892.9	$505.1	26.7%
Cost of sales	521.8	413.1	108.7	26.3%	928.7	802.7	126.0	15.7%
Operating income	649.0	444.5	204.5	46.0%	1,281.7	908.9	372.8	41.0%
EBITDA (1)	734.7	505.7	229.0	45.3%	1,419.4	1,030.2	389.2	37.8%
EBITDA margin	57.5%	53.0%	4.5%	8.5%	59.2%	54.4%	4.8%	8.8%
Net earnings	$439.3	$311.9	$127.4	40.8%	$860.9	$610.3	$250.6	41.1%
Earnings per share	$2.98	$2.12	$0.86	40.8%	$5.85	$4.15	$1.70	41.1%
Capital expenditures	$87.6	$70.0	$17.6	25.1%	$230.7	$145.2	$85.5	58.9%

(1) Reconciliation of net earnings computed in accordance to GAAP to EBITDA

	Second Quarter		Year to Date
	2006	2005	2006	2005
Net earnings	$439.3	$311.9	$860.9	$610.3
Add:
Minority interest	2.1	1.6	3.8	3.0
Income taxes	207.9	106.7	407.7	252.9
Interest expense	28.2	21.6	51.1	48.6
Depreciation, amortization and depletion	78.0	70.5	131.1	131.5
Less:
Interest income	(14.3)	(3.0)	(23.6)	(8.5)
Interest capitalized	(6.5)	(3.6)	(11.6)	(7.6)
EBITDA	$734.7	$505.7	$1,419.4	$1,030.2

	OTHER INFORMATION

	Second Quarter				Year to Date
	2006	2005	VAR.	%	2006	2005	VAR.	%
	(in millions, except per share amounts and%s)
Total debt at end of period					$1,539.9	$1,111.7	$428.2	$38.5%
Total debt to capitalization ratio					32.5%	27.2%	5.3%	19.6%
Total cash at end of period					$801.0	$471.2	$329.8	70.0%
Net debt (debt minus cash)					$738.9	$640.5	$98.4	15.4%
Production data:
Copper mined (lbs)	273.9	371.9	(98.0)	(26.4)%	627.8	728.5	(100.7)	(13.8)%
Molybdenum mined (lbs)	5.1	7.9	(2.8)	(35.4)%	12.8	16.8	(4.0)	(23.8)%
Silver mined (oz)	3.5	4.7	(1.2)	(25.5)%	7.7	9.2	(1.5)	(16.3)%
Zinc mined (lbs)	70.1	81.8	(11.7)	(14.3)%	146.3	158.3	(12.0)	(7.6)%

Southern Copper Corporation reports net earnings of $439.3 million, or earnings per share of $2.98, for the second quarter of 2006 compared with $311.9 million, or earnings per share of $2.12, for the second quarter of 2005. Net earnings for the first six months of 2006 were $860.9 million, or earnings per share of $5.85, compared with $610.3 million or earnings per share of $4.15 million in the first six months of 2005; an increase of 41.1%. These increases were due principally to higher copper prices.

Net sales were $1,276.7 million in the second quarter of 2006 compared with $954.1 million in the second quarter of 2005, an increase of 33.8%. Net sales in the first six months of 2006 were $2,398.0 million, compared with $1,892.9 million in the first half of 2005, an increase of 26.7%.

The average prices for copper in the second quarter of 2006 on the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) were $3.27 and $3.37 per pound, respectively, compared with an average of $1.54 and $1.53 per pound in the second quarter of 2005.  Approximately 60% of our second quarter 2006 copper sales were priced based on COMEX and the balance on the LME.  The average Metals Week Dealer oxide price for molybdenum, our principal by-product, was $24.22 per pound in the second quarter of 2006, compared with $34.64 per pound in the second quarter of 2005. The average price for zinc on the LME in the second quarter of 2006 was $1.49 per pound compared with $0.58 per pound in the second quarter of 2005. The average price of silver, on COMEX was $12.22 per ounce in the second quarter of 2006, compared with $7.16 per ounce in the second quarter of 2005.

Mine copper production amounted to 273.9 million pounds in the second quarter of 2006, a decrease of 26.4% compared with the second quarter of 2005. This decrease of 98.0 million pounds included a decrease of 110.0 million pounds from the Mexican open pit operations, a decrease of 2.7 million pounds from the Mexican underground mines and an increase of 14.7 million pounds from the Peruvian open pit mines.

Molybdenum production decreased from 7.9 million pounds in the second quarter of 2005 to 5.1 million pounds in the second quarter of 2006. This 35.4% decrease in production is due to 2.1 million of lower production in the Mexican operations as result of the closing of the La Caridad mine and a decrease of 0.6 million pounds in Peruvian production, mainly due to lower ore grade and recovery at the Cuajone mine.

Mine zinc production amounted to 70.1 million pounds in the second quarter of 2006, a 14.3% decrease from the second quarter of 2005. The decrease of 11.7 million in zinc production is due to the illegal work stoppage at the San Martin mine, which restarted operations on May 16, 2006 and is now working at full capacity.

Operating income in the second quarter of 2006 increased by $204.5 million, when compared to the same period in 2005, an increase of 46.0%. This positive outcome is the result of higher sales prices for copper, silver and zinc, reduced somewhat by a decrease in the sales price for molybdenum, lower sales volumes and swaps contracts.

Net sales during the second quarter rose by 33.8% when compared to the second quarter of 2005 and amounted to $1,276.7 million, while cost of sales increased 26.3%, or $108.7 million. The increase in cost of sales was principally the result of the cost of copper concentrates purchased from third parties to cover the production losses due to the La Caridad mine closing and the illegal work stoppages.

Commenting on the Company’s results, for the second quarter of 2006, Mr. German Larrea, Chairman of SCC said, “Earnings for the second quarter of 2006 amounted to $439.3 million, an increase of $127.4 million over the second quarter of 2005. The increase is primarily attributable to the continued robust prices for most of our metals. We have continued to focus on cost containment and expect 2006 to be another rewarding year for the Company. We have, however, suffered some loss from illegal work stoppages at some of our Mexican facilities in the second quarter of the year. While this stoppage has been declared illegal we have been forced to declare Force Majeure on some of our commercial contracts for June and July and to close La Caridad Mine. We intend to reopen this mining unit with a structure that will position La Caridad Mine as an international competitive mine.

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, Chief Executive Officer of SCC, said “The Ilo smelter modernization project in Peru is moving ahead on schedule with construction work in process and is expected to finish by the end of 2006. At June 30, 2006, the smelter project reached 89% completion. Two new 70MVA transformers were energized and are operating. The oxygen plant, the water intake and desalinization plants are finished and ready for operation. Investments in the smelter project exceed $400 million and have generated more than 3,500 new jobs during the construction; 50% of them from the city of Ilo. With the completion of the Ilo smelter modernization project, we will have fulfilled our obligations under the PAMA.

Total investment for all steps of the PAMA will be approximately $600 million.

Additionally, the Company’s crushing and conveying project at the Toquepala mine are in production. The primary crusher and associated overland conveying system are fully operational; construction of the ramp for this project will continue until expected completion in the fourth quarter of 2006.  The project is 96.8% complete. We will construct a new SX/EW plant at the Cananea mine with a 33,000 mtpy capacity. A letter of intent was issued to Bechtel International, Inc. to develop the plant’s basic engineering.

The Company is currently in the evaluation process of the Ilo Smelter expansion from 1.2 million tons to 1.8 million tons of concentrates and the Ilo refinery expansion from 280,000 tons to 360,000 tons.”

Regarding the Company’s exploration activities, Mr. Xavier García de Quevedo, Chief Operating Officer of SCC stated “The Company will continue to invest this year to complete the $436 million budget for different projects, and will continue to invest in the following years to start and complete the Los Chancas and Tia Maria projects in Peru, which represent an estimated investment of around $800 million to $1 billion. Additional copper production would be approximately 100 to 210 thousand tons per year, starting 2009 and 2011, respectively. In order to consolidate our reserves and to find new deposits, we will invest more than $33 million this year in explorations, in the three countries where we operate - Peru, Mexico and Chile. We believe these investments will allow us to continue to maintain our position as a major entity in the mining industry.”

Regarding the financing activities Mr. Eduardo Gonzales, Chief Financial Officer said, “On May 9, 2006, we issued an additional $400 million 7.5% notes due 2035. The notes are in addition to the $600 million of existing 7.5% notes due 2035 that we issued in July 2005. Proceeds from the issuance of the notes will be used to partially fund the $600 million expansion program of SCC’s operations in Mexico and Peru. The current transaction was issued at a spread of +240 basis points over the 30-year U.S. Treasury bond. The original issue in July 2005 was issued at a spread of +315 basis points over the 30-year U.S. Treasury bond. The notes are Investment Grade rated Baa2 by Moody’s, BBB- by Standard & Poor’s, and BBB- by Fitch.

	LME	COMEX
Metals Price	Copper	Copper	Zinc	Silver	Gold	Molybdenum
Average	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2006	2.24	2.25	1.02	9.70	553.98	22.25
2Q 2006	3.27	3.37	1.49	12.22	627.40	24.22
2Q 2005	1.54	1.53	0.58	7.16	427.25	34.64
6 months 2006	2.76	2.81	1.26	10.96	590.69	23.23
6 months 2005	1.51	1.50	0.59	7.07	427.24	32.54
Var. 2Q06 vs. 2Q05	112.3%	120.3%	156.9%	70.7%	46.8%	(30.1%)

Source: Silver—COMEX; Gold and Zinc—LME; Molybdenum—Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	%	2006	2005	%
Copper (000s pounds)
Mined	273,900	371,900	(26.4)%	627,800	728,500	(13.8)%
Smelted	317,800	311,100	2.2%	638,900	652,800	(2.1)%
Refined	296,500	359,900	(17.6)%	635,400	714,900	(11.1)%
Rod	47,800	59,200	(19.3)%	116,800	115,000	1.6%
Sales	329,100	377,200	(12.8)%	663,200	737,500	(10.1)%

Silver (000s ounces)
Mined	3,500	4,700	(25.5)%	7,700	9,200	(16.3)%
Refined	3,000	3,200	(6.2)%	6,200	6,200	0%
Sales	4,900	4,700	4.3%	9,700	9,700	0%

Molybdenum (000s pounds)
Mined	5,100	7,900	(35.4)%	12,800	16,800	(23.8)%
Sales	5,200	7,200	(27.8)%	12,500	15,900	(21.4)%

Zinc (000s pounds)
Mined	70,100	81,800	(14.3)%	146,300	158,300	(7.6)%
Refined	7,200	43,600	(83.5)%	22,300	103,600	(78.5)%
Sales	60,500	79,000	(23.4)%	140,300	158,200	(11.3)%

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	VAR %	2006	2005	VAR %
	(in thousands, except for per share amounts)
Net sales:	$1,276,749	$954,095	33.8%	$2,398,040	$1,892,894	26.7%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	521,788	413,105	26.3%	928,732	802,675	15.7%
Selling, general and administrative	23,313	20,405	14.3%	47,329	39,003	21.3%
Depreciation, amortization and depletion	77,982	70,544	10.5%	131,085	131,511	(0.3)%
Exploration	4,636	5,497	(15.7)%	9,209	10,844	(15.1)%
Total operating costs and expenses	627,719	509,551	23.2%	1,116,355	984,033	13.4%

Operating income	649,030	444,544	46.0%	1,281,685	908,861	41.0%

Interest expense	(28,202)	(21,558)	30.8%	(51,109)	(48,556)	5.3%
Interest capitalized	6,511	3,578	82.0%	11,606	7,569	53.5%
Gain (loss) on derivative instruments	—	(2,700)	(100.0)%	—	(2,700)	(100.0)%
Loss on debt prepayments	(860)	(5,974)	(85.6)%	(860)	(7,664)	(88.8)%
Other income (expense)	8,466	(651)	(1,400.5)%	7,488	184	3,969.6%
Interest income	14,303	3,038	370.8%	23,608	8,490	178.1%

Earnings before income taxes and minority interest	649,248	420,277	54.5%	1,272,418	866,184	46.9%

Income taxes	207,864	106,749	94.7%	407,736	252,870	61.2%
Minority interest	2,104	1,597	31.7%	3,827	3,022	26.6%

Net earnings	$439,280	$311,931	40.8%	$860,855	$610,292	41.1%

Per common share amounts:
Net earnings—basic and diluted	2.98	2.12	40.8%	5.85	4.15	41.1%
Dividends paid	2.75	2.38	15.5%	5.50	3.06	79.7%

Weighted average shares outstanding (Basic)	147,230	147,228		147,230	147,228
Weighted average shares outstanding (Diluted)	147,230	147,228		147,230	147,228

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,	June 30,
	2006	2005	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$800,950	$876,003	$471,166
Accounts receivable	509,056	386,460	316,831
Inventories	461,341	395,845	366,046
Prepaid taxes and other assets	63,073	56,046	111,800
Total current assets	1,834,420	1,714,354	1,265,843

Property, net	3,442,431	3,326,126	3,109,552
Capitalized mine stripping costs, net	—	289,369	315,009
Leachable material, net	187,046	210,118	161,344
Intangible assets, net	119,452	120,861	105,044
Other assets, net	40,985	26,746	69,880
Total assets	$5,624,334	$5,687,574	$5,026,672

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$41,250
Accounts payable	286,072	284,977	214,466
Income taxes	94,116	275,763	127,866
Due to affiliates	5,956	6,355	12,154
Deferred income taxes	5,275	—	52,549
Accrued workers’ participation	157,725	195,552	86,439
Other accrued liabilities	60,816	22,985	38,919
Total current liabilities	619,960	795,632	573,643

Long-term debt	1,529,948	1,162,065	1,070,433
Deferred income taxes	172,999	259,089	277,193
Other liabilities	88,038	120,795	117,026
Asset retirement obligation	11,702	11,221	5,830
Total non-current liabilities	1,802,687	1,553,170	1,470,482

Commitments and contingencies

Minority interest	11,103	12,695	10,527

STOCKHOLDERS’ EQUITY
Common stock	683,247	690,808	709,683
Accumulated comprehensive income	2,507,337	2,635,269	2,262,337
Total stockholders’ equity	3,190,584	3,326,077	2,972,020
Total liabilities, minority interest and stockholder’s equity	$5,624,334	$5,687,574	$5,026,672

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

OPERATING ACTIVITIES
Net earnings	$439,280	$311,931	$860,855	$610,292
Depreciation, amortization and depletion	77,982	70,544	131,085	131,511
Capitalized mine stripping and leachable material	—	(27,922)	—	(52,545)
Minority interest	2,104	1,597	3,827	3,022
Cash provided from (used for) operating assets and liabilities	(372,961)	(223,110)	(431,919)	(213,853)
Other, net	(13,613)	48,732	6,671	55,835
Net cash provided from operating activities	132,792	181,772	570,519	534,262

INVESTING ACTIVITIES
Capital expenditures	(87,603)	(69,969)	(230,720)	(145,230)
Other, net	3,814	61,929	2,003	32,134
Net cash used for investing activities	(83,789)	(8,040)	(228,717)	(113,096)

FINANCING ACTIVITIES
Debt incurred (repaid)	367,682	(99,562)	367,682	(218,605)
Dividends paid	(404,877)	(350,043)	(809,754)	(450,043)
Distributions to minority interest	(1,886)	(2,729)	(4,871)	(3,509)
Other	(7,704)	(188)	(7,116)	(188)
Net cash used for financing activities	(46,785)	(452,522)	(454,059)	(672,345)

Effect of exchange rate changes on cash	23,105	14,961	37,204	11,638

(Decrease) increase in cash and cash equivalent	$25,323	$(263,829)	$(75,053)	$(239,541)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

Conference call

The Company’s second quarter earnings conference call and web cast presentation will be held on July 27, 2006 beginning at 11:00 a.m. (EDT — New York) (10:00 a.m. Mexico City time).  To participate:

Dial-in number:	800-377-4562 in the U.S 816-650-0777 outside the U.S.
Chairperson	J. Eduardo Gonzalez, Chief Financial Officer
Password:	“SCC 2006 2-Q Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.